Exhibit 16.1


September 10, 2007

Securities and Exchange Commission
100 F Street, N.E
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated September 10, 2007, of Cognex Corporation and are in agreement with the statements contained in paragraphs 1, 2 and 3 on page 2 therein, except that we have no knowledge of circumstances regarding the appointment of Grant Thornton as the Company's Independent Auditors. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                       /s/ Ernst & Young LLP
                                                       ---------------------
                                                       Ernst & Young LLP